STRATUS PROPERTIES INC.
DIRECTOR COMPENSATION
(As of August 10, 2023)

Cash Compensation

Each non-employee director of Stratus Properties Inc. (“Stratus”) receives an annual fee of $35,000. The lead independent director receives an additional annual fee of $25,000. Committee chairs receive an additional annual fee as follows: Audit Committee, $17,500; Compensation Committee, $12,500; and Nominating and Corporate Governance Committee and any other committee receiving fees, $10,000. Each committee member, excluding the chair of each committee, receives an additional annual fee as follows: Audit Committee members, $7,500; Compensation Committee members, $6,000; and Nominating and Corporate Governance Committee members and any other committee members receiving fees, $5,000. Each director also receives reimbursement for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Equity-Based Compensation

Each non-employee director receives equity-based compensation under Stratus’ stock incentive plans, which were approved by Stratus’ stockholders. Each year, each non-employee director receives a grant of restricted stock units (“RSUs”) having a grant date fair value equal to $65,000. Beginning in 2024, the grant date for the RSU award each year will be on or around the date of Stratus’ annual meeting of stockholders. The RSUs will fully vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of Straus common stock upon vesting.

Stock Purchase Elections

Non-employee directors may elect to exchange all or a portion (in 25% increments) of their annual retainer for an equivalent number of shares of Stratus’ common stock on the payment date, based on the fair market value of Stratus’ common stock on the trading date immediately preceding the payment date.